MorrisonCohen LLP

Fred H. Perkins
Partner
(212) 735-8647
fhperkins@morrisoncohen.com

June 11, 2008

VIA FACSIMILE (914-696-0680) & FEDERAL EXPRESS
Nutrition 21, Inc.
4 Manhattanville Road
Purchase, NY 10577
Attn: President

Re: Securities Purchase Agreement entered into between Nutrition 21, Inc. ("Nutrition") and [redacted] et al. dated as of September 10, 2007 (the "SPA"); Certificate of Designation (also known as Certificate of Amendment of the Certificate of Incorporation) of Nutrition, dated September 11, 2007 ("Certificate"); and Common Stock Purchase Warrant ("Stock Purchase Warrant")

Dear Sir/Madam:

This firm is counsel to [redacted]. I write in connection with the above-referenced SPA, Certificate, Stock Purchase Warrant and related Transaction Documents and to advise that Nutrition is hereby placed on notice of the following "Triggering Events" and [redacted]s rights as a result thereof.[1] This letter is in addition to the Triggering Events noted in my May 28, 2008 letter.

As you know, Section 9 of the Certificate sets forth various Triggering Events which entitle [redacted] to exercise, inter alia, certain rights to redeem its Preferred Stock as set forth in section 9(b) of the Certificate, the Stock Purchase Warrant and otherwise. Section 9(a)(vii) of the Certificate provides that a Triggering Event occurs if Nutrition "fails to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents [which includes the Certificate itself as per section 1.1 of the SPA], and such failure or breach shall not, if subject to the possibility of a cure by [Nutrition], have been cured within 30 calendar days after the date on which written notice of such failure or breach shall have been delivered."

In March 2008, Nutrition announced that: "TWO CO-CEO'S [were] HIRED - Mr. Butler and Mr. Fink each entered into a six-month Consulting Agreement with the Company that among other things provides for a consulting fee to each of $15,000 per month and the grant to each of a

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[1] Unless otherwise defined, all capitalized terms shall have such meaning as ascribed to them in the SPA, Certificate and Stock Purchase Warrant.

#1286974 v2 \19948 \005

five-year stock option to purchase 250,000 shares of common stock at $0.41 per share." The issuance of such options at the stated price is in violation of the SPA and the Certificate and has caused a Triggering Event to occur, among other consequences.

Section 4.13(a) of the SPA provides that: "From the date hereof until 90 days after the Effective Date [i.e., January 8, 2008], neither the Company nor the Subsidiary shall issue shares of Common Stock or Common Stock Equivalents [which includes options to purchase common stock]." Section 4.13(d) of the SPA states that Section 4.13 does not apply to an Exempt Issuance, which is defined in relevant part as the issuance of "shares of Common Stock or options to employees, consultants. Officers, directors of the Company . . . provided, however, issuances to such consultants shall not exceed 200,000 shares per 12 month period . . . ."

Section 7(b) of the Certificate provides: "If, at any time while this Preferred Stock is outstanding, the Corporation or any Subsidiary sells or grants any option to purchase . . . its securities, or otherwise disposes of or issues (or announces . . . any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the "Base Conversion Price" and such issuances collectively, a "Dilutive Issuance") (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of an Exempt Issuance. . . . The Corporation shall notify the Holders in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 7(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the "Dilutive Issuance Notice"). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion."

Similarly, Section 3(b) of the Stock Purchase Warrant provides: "If the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell or grant any option to purchase . . . or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Exercise Price (such lower price, the "Base Share Price" and such issuances collectively, a "Dilutive Issuance") (if the holder of the Common Stock or Common Stock Equivalents so

issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance), then the Exercise Price shall be reduced and only reduced to equal the Base Share Price and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment; provided, however, that prior to the date that Shareholder Approval is approved and deemed effective, in no event shall the Exercise Price be reduced to less than $1.09, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of the Purchase Agreement. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3(b) in respect of an Exempt Issuance. The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 3(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice the "Dilutive Issuance Notice"). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(b), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise."

Nutrition is in breach of its foregoing obligations in the following respects:

1. The $0.41 per share options issued to the Company's consultants in March 2008 is substantially lower than [redacted]'s conversion price of $1.2158 as set forth in the Certificate.

2. The $0.41 per share options issued to the Company's consultants in March 2008 is substantially lower than the Exercise Price of [redacted]'s Warrants, which is $1.2158.

3. Regardless of the price, the options issued to the Company's consultants in March 2008 should not have been issued until at least 90 days after the effectiveness of [redacted]'s registration statement (which became effective on January 8, 2008).

4. Nutrition failed to provide a Dilutive Issuance Notice.

Furthermore, the options issued to the Company's consultants in March 2008 do not qualify as an Exempt Issuance since the issued options far exceed the maximum of 200,000 shares per 12 month period allowable to the Company's consultants.

As a result, a further Triggering Event has occurred which entitles [redacted], among other rights, to receive 2,439,024 Conversion Shares at the Base Conversion Price of $0.41 per share and additional Warrants so that [redacted] has at least 421,985 Warrants with an Exercise Price of $1.09 per Warrant.

Accordingly, you are hereby notified that unless the foregoing breaches are promptly cured -- assuming they are capable of being cured -- within 30 days hereof, [redacted] shall take such action and exercise such rights as a result thereof to which it is entitled under the Transaction Documents, including but not limited its rights of redemption at the revised Base Conversion Price and its Warrant exercise rights at the Base Share Price. Guide your conduct accordingly.

This letter is without waiver of any and all of [redacted]'s rights and remedies, including the right to declare other breaches and other Triggering Events, all of which rights and remedies are hereby explicitly reserved.

Sincerely yours,

Fred H. Perkins

FHP:mfv

Cc: Oscar D. Folger, Esq. (via facsimile - 212-697-7833)